UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2015

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
26745 Malibu Hills Road
Calabasas, CA 91301
(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On March 25, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of On Assignment, Inc. (the “Company”) approved performance targets and vesting requirements for the Company’s President and Chief Executive Officer, Peter T. Dameris, related to a grant of his 2015 Tranche B restricted stock units (“RSUs”). The Tranche B RSUs were approved and are set forth in Mr. Dameris’ employment agreement with the Company dated December 31, 2012. To align Mr. Dameris’ 2015 Tranche B RSU grant with the other named executive officer annual RSU grants, the Committee included a provision that is in the other named executive officer annual grants. This provision allows that if the performance target is not attained in full for the Tranche B grant, then any portion which fails to vest will roll forward for one year only and will be subject to vesting in the subsequent year if Mr. Dameris meets the performance targets set by the Committee for him in the subsequent year.

The RSU grant was made pursuant to the Company’s 2010 Incentive Award Plan, as amended, and is subject to a grant agreement described below. The foregoing description of the RSU grant is not complete and is qualified in its entirety by reference to the Company’s Form of Tranche A and B Award Notice and Agreement for Mr. Dameris, set forth in Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1
On Assignment, Inc. 2010 Incentive Award Plan Form of Tranche A and B Award Notice and Agreement for Peter T. Dameris (incorporated by reference from Exhibit 10.1 of the Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: March 31, 2015	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
VP, General Counsel and Secretary